Exhibit 3.15

FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
9451–96
APR 26 1996

ARTICLES OF INCORPORATION

OF

ALLIANCE HOLDING COMPANY

The undersigned, for the purpose of forming a corporation, pursuant to and by virtue of Chapter 78 of the Nevada Revised Statutes, hereby adopts, executes and acknowledges the following Articles of Incorporation.

ARTICLE I

NAME

The name of the corporation shall be Alliance Holding Company.

ARTICLE II

REGISTERED OFFICE

The name of the initial resident agent and the street address of the initial registered office in the State of Nevada where process may be served upon the corporation is Schreck, Jones, Bernhard, Woloson & Godfrey, Chartered, 600 East Charleston Blvd, Las Vegas, Clark County, Nevada 89104. The corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

CAPITAL STOCK

Section 1.                        Authorized Shares. The aggregate, number of shares which the corporation shall have authority to issue shall consist of two thousand five hundred (2,500) shares of common stock at to par value.

Section 2.                        Consideration for Shares. The common stock authorized by Section 1 of this Article shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors.

Section 3.                        Assessment of Stock. The capital stock of this corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the corporation is individually liable for the debts or liabilities of the corporation.

Section 4.                        Cumulative Voting For Directors. No stockholder of the corporation shall be entitled to cumulative voting of his shares for the election of directors.

Section 5.                        Preemptive Rights. No stockholder of the corporation shall have any preemptive rights.

ARTICLE IV

DIRECTORS AND OFFICERS

Section 1.                        Number of Directors. The members of the governing board of the corporation are styled as directors. The Board of Directors of the corporation shall consist of at least one (1) individual who shall he elected in such manner as shall be provided in the bylaws of the corporation. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the corporation.

Section 2.                        Initial Directors. The name and post office box or street address of the director constituting the first Board of Directors, which shall be one (1) in number, is:

NAME	ADDRESS

Steve Greathouse	4380 Boulder Highway Las Vegas, Nevada 89121

Section 3.                        Limitation of Personal Liability. No director or officer of the corporation shall be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided, however, that the foregoing provision does not eliminate or limit the liability of a director or officer of the corporation for:

(a)                        Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b)                        The payment of distributions in violation of Nevada Revised Statutes 78,300.

Section 4.                        Payment of Expenses. In addition to any other rights of indemnification permitted by the law of the State of Nevada as may be provided for by the corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of corporation, must be paid, by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that be or the is not entitled to be indemnified by the corporation.

Section 5.                        Repeal And Conflicts. Any repeal or modification of Sections 3 or 4 above approved by the stockholders of the corporation shall be prospective only. In the event of any conflict between Sections 3 or 4 of this Article and any other Article of the corporation’s Articles of Incorporation, the terms and provisions of Sections 3 or 4 of this Article shall control.

ARTICLE V

INCORPORATOR

The name and post office box or street address of the incorporator signing these Articles of Incorporation is:

NAME	ADDRESS

Ellen L. Schulhofer, Esq.	600 East Charleston Boulevard Las Vegas, Nevada 89104

IN WITNESS WHEREOF, I have executed these Articles of Incorporation this 26th day of April, 1996

/s/ Ellen L. Schulhofer
Ellen L. Schulhofer, Esq.

State of Nevada	)
) ss.
County of Clark	)

This instrument was acknowledged before me on April 26, 1996-. Ellen L. Schulhofer, Esq. as Incorporator of Alliance Holding Company.

[ILLEGIBLE]	[ILLEGIBLE]
Notary Public
(My commission expires [ILLEGIBLE])

FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
9451–96
APR 26 1996

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT

BY RESIDENT AGENT

IN THE MATTER OF ALLIANCE HOLDING COMPANY

1.                   The undersigned, Schreck, Jones, Bernhard, Woloson & Godfrey, Chartered, hereby certifies that on the 26th day of April, 1996, it accepted the appointment as Resident Agent of the above corporation.

2.                   The registered office in this State is located at 600 [ILLEGIBLE] Charleston Boulevard, City of Las Vegas, County of Clark, State of Nevada 89104.

IN WITNESS WHEREOF, I have hereunto set my hand this 26th day of Apr 1996.

RESIDENT AGENT,

SCHRECK, JONES, BERNHARD,
WOLOSON & GODFREY, CHARTERED

By:	/s/ Ellen L. Schulhofer
Ellen L. Schulhofer, Esq.
Authorized Signatory

NEVADA REVISED STATUTES SECTION [ILLEGIBLE]

WRITTEN ACKNOWLEDGED CONSENT

The undersigned “Alliance Gaming Corporation” is a Nevada corporation organized under the laws of and authorized to transact business in Nevada. Pursuant to Nevada Revised Statutes Section [ILLEGIBLE](1), this will constitude the written acknowledged consent of the undersigned to allow Ellen L. Schulhofer, Esq. of Schreck, Jones, Bernhard, Woloson & Godfrey, Chad, to corporate a new Nevada corporation by the name of “Alliance Holding Company”.

DATED as of the 26th day of April, 1996.

ALLIANCE GAMING CORPORATION

/s/ David D. Johnson
David D. Johnson, Secretary

State of Nevada	)
) ss.
County of Clark	)

This instrument was acknowledged before me on April 26, 1996, by David D. Johnson, as Secretary of Alliance Gaming Corporation.

[ILLEGIBLE]	[ILLEGIBLE]
Notary Public

(My commission expires [ILLEGIBLE])